EXHIBIT 6.16

PLACEMENT AGENT FEE AGREEMENT

This Placement Agent Fee Agreement is between STRATUS CAPITAL CORP. (“STRATUS”) a corporation organized and existing under the laws of the State of Delaware and CIM Securities, LLC, a Colorado Corporation, (“CIM” or “Placement Agent”). It supersedes the CIM Engagement Agreement, and any amendments thereto, with regards to the terms of compensation related to the $15,000,000 Reg. A Offering of Series B Preferred Stock of Stratus Capital Corp. To the extent there is any conflict between the CIM Engagement Agreement and this Agreement, the terms hereof shall prevail and govern.

WHEREAS, CIM is in the business of serving as a placement agent for issuers;

WHEREAS, STRATUS is desirous of raising up to $15,000,000 in equity in gross proceeds for general working capital purposes (the “Subscription”) through a sale of Series B Preferred shares at $10.00/share, pursuant under Regulation A of the Securities and Exchange Commission (the “Offering”).

WHEREAS, CIM wishes to assure that it is adequately compensated for Subscription; and,

WHEREAS, CIM has agreed to use its best efforts to sell the Subscriptions for STRATUS.

NOW, THEREFORE, in consideration of the foregoing it is agreed as follows:

1.	Engagement: STRATUS hereby agrees to directly engage CIM through January 1, 2022 (the “Expiration Date”) to secure the Subscriptions in the Offering. Any parties introduced directly by the Company for these subscriptions will not be subject to the commissions or other compensation. CIM may employ sub-agents which are licensed Broker-Dealers and members of FINRA. Neither CIM or its Sub-Agents will solicit investment in Stratus from existing Stratus investors without the specific prior authorization of Stratus.
2.	Commissions: In the event that the Company accepts a Subscription CIM’s sub-agents, STRATUS agrees to pay CIM a commission equal to six per cent (6%) in cash of the amount of such accepted Subscriptions.
3.	Expense Allowance. STRATUS shall pay to CIM, with payments of commissions, an additional two per cent (2.0%) amount as a non-accountable Expense allowance. Provided, however, the $15,000 payment made by STRATUS to CIM under the February 23, 2021 Engagement Agreement shall be credited against any additional payment.
4.	Warrants. As additional compensation, CIM (or its designees) shall be granted Warrants to purchase the Series B Preferred shares in an amount equivalent to 6% of the number of shares issued for accepted subscriptions solicited by CIM or its sub-agents. The exercise price under the Warrants shall be 120% of the offering price of the Series B preferred shares. The Warrants shall not be exercisable until 180 days after the issuance of the warrants and will cease to be exercisable four years following the commencement of the offering. The form of Warrant shall be attached hereto as Exhibit A subject to its stated terms and limitations.
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5.	Payments to CIM: CIM shall be entitled to a Payment if Investors produced by CIM or Participating Brokers close a purchase under the 1-A with STRATUS. CIM shall be paid pro rata to the amount of the investment released to STRATUS. In the event of multiple draws on the Subscription, CIM will receive Payments, as the draws are made.
6.	Registration of Investors: CIM will list all of its Investors as addendums on the form attached Schedule A of this Fee Agreement, to be updated each two-week period. CIM from time to time may amend Schedule A by notifying the company in writing through an email sent to STRATUS’s Managing Member with a return receipt requested. STRATUS by accepting this Agreement acknowledges the Investors introduced as part of this Placement Agent Agreement are CIM’s investors. The Company hereby agrees to compensate Placement Agent for any other Subscription the company receives, whether debt or equity, from Investors listed in Schedule A and any amendments to Schedule A for a period of two (2) years from the Expiration Date of this Agreement.
7.	Assignment: STRATUS hereby agrees that CIM has the right to assign all or a portion of its compensation or Warrants to licensed third parties. STRATUS agrees that it will recognize and sign direct engagements, if necessary, with other licensed brokers or attorneys at CIM’s request.
8.	Applicability: This agreement applies CIM and its Members on the one hand and to STRATUS, its affiliates and successors on the other. In addition, in the event that STRATUS is sold, merges or sells essentially all of its assets to a new entity, the rights to CIM conveyed through this agreement shall apply to STRATUS’s successor company or shall become the obligation the company acquiring STRATUS’s assets.
9.	Liquidated Damages. If the Subscription is accomplished by one of CIM's sources as registered under Section 6 hereof, or otherwise receives such Subscription directly in a manner that precluded CIM from receiving CIM's Fee, Company shall make the Payment to CIM within five business days of receipt of the proceeds from such Subscription becoming available funds in STRATUS's bank account. In the event STRATUS fails to pay the CIM's Fee within ten business days of its receipt of good funds from such a Subscription, Company shall be obligated to pay CIM a penalty equal to five per cent (5%) of the dollar and/or warrant value of CIM's Payment.
10.	Independent Contractor. CIM is an independent contractor and nothing herein shall create any partnership, joint venture, agency, fiduciary, or employer-employee relationship. CIM shall not have the right or authority to legally bind STRATUS and CIM shall not represent to any third party that CIM can legally bind or otherwise obligate STRATUS. STRATUS acknowledges that in performing its services hereunder, CIM shall act solely pursuant to a contractual relationship on an arm's length basis. STRATUS agrees that it shall not claim that CIM owes a fiduciary duty to STRATUS in connection with such Subscription or the process leading thereto. No one other than STRATUS is authorized to rely upon engagement of CIM hereunder or any statements, advice, opinions or conduct by CIM. STRATUS further acknowledges that CIM may perform certain of the services described herein through one or more of its affiliates and any such affiliates. This Paragraph shall survive the termination or expiration of this Agreement.
11.	Disclosure. Any financial or other advice, descriptive memoranda or other documentation provided to CIM pursuant to this Fee Agreement may not be disclosed publicly or to any third party in any manner without the prior written approval of STRATUS. All non-public information given to CIM by STRATUS or by an Investor or CIM to STRATUS will be
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considered as confidential information and shall be maintained as such by CIM and by STRATUS, respectively, until the same becomes known to third parties or the public without release thereof by CIM or STRATUS, respectively. STRATUS shall provide to the best of its knowledge CIM full, complete and accurate information regarding STRATUS's business, prospects, financial information, etc., and STRATUS shall be solely responsible for the accuracy and completeness of all disclosures regarding STRATUS and shall promptly advise CIM of any material changes in any information previously provided to the CIM or distributed to prospective Investors or Members. Company agrees that CIM's Investors and Members are also proprietary information and agrees that it will not disclose the identification of said Sources and will only release the identification of the Sources should this information be required by a government or court decree.

12.	Indemnity. Company agrees to indemnity and hold CIM, and CIM's affiliates, attorneys, officers, and employees (each an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities, costs, or expenses (including reasonable attorneys' fees), including those resulting from any threatened or pending investigation, action to recover CIM's Payment or other action, proceeding, or dispute, whether or not CIM or any such other Indemnified Person is a party to such investigation, action, proceeding, or dispute, arising out of CIM entering into or performing services under this Fee Agreement, or arising out of any matter including, without limitation, any material misstatement or omission of a material fact in any information provided by STRATUS to an Indemnified Person or any prospective Investor referred to in the Agreement. STRATUS and CIM agree that an Arbitrator shall enforce the plain terms of this Indemnity and Reimbursement provision, notwithstanding any law or public policy to the contrary. This indemnity applies to all claims, however raised or denominated, including but not limited to counter-party claims and third-party claims. Further, this indemnity is not subject to any limitation of liability or exclusion of damages provisions set forth herein.
13.	Non-Circumvention. STRATUS agrees not to contact persons or Sources introduced by CIM to STRATUS without the express prior written consent of CIM, which shall not be unreasonably withheld, and conversely, CIM agrees not to contact persons or entities with whom STRATUS does business, including vendors, professionals, joint venture partners, etc., without the express written consent of STRATUS. STRATUS, its successors, officers, directors, employees and consultants will not enter into any Subscription, or Subscriptions, with a person or Sources introduced to STRATUS by CIM in a manner that would prevent CIM from receiving its proper compensation hereunder. The spirit of mutual trust and confidence shall be the underlying principle of this undertaking and the parties agree to adhere thereto.
14.	STRATUS's Representations and Warranties. STRATUS hereby represents and warrants that, to the best of its knowledge, any and all information provided by STRATUS in connection with any Subscription that may be initiated under the terms and conditions of this Fee Agreement will not contain any untrue statement of a material fact or omit to state a material fact. STRATUS further represents and warrants that STRATUS will not cause or knowingly permit, to the extent STRATUS has authority to do so, any action be taken in connection with any Subscription that violates any state or federal securities laws. STRATUS agrees to indemnify and hold harmless CIM and its attorneys, accountants, agents, assignees, employees, officers, and directors unless the same shall have been negligent in their actions, failed to act where standard business practices would indicate they
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should have done so, misrepresented, or committed fraud free from any liability, cost, and expense, including reasonable attorneys' fees, in the event of a breach of this representation and warranty.

15.	Entire Agreement. On February 23, 2021, STRATUS entered into an Engagement Agreement with CIM. Effective June 30, 2021, STRATUS and CIM entered into an Amendment to the Engagement Agreement. On August 25, 2021, the Engagement Agreement and the Amendment to the Engagement Agreement were canceled and replaced with this Placement Agent Fee Agreement. This Fee Agreement sets forth the entire understanding and agreement of STRATUS and CIM concerning the subject matter hereof and supersedes any prior communications, understandings and agreements between the parties. This Fee Agreement may not be amended, supplemented or modified, nor can any of its provisions be waived, except by a writing signed by STRATUS and CIM.
16.	Governing Law. This Fee Agreement shall be governed by and construed In accordance with the laws of the State of Colorado, without regard to principles of conflicts of laws’ provisions. This Fee Agreement shall not be interpreted or construed with any presumption against the party that caused this Fee Agreement to be drafted. The Parties agree that the Arbitrator shall enforce the plain terms of this Agreement, notwithstanding any law or public policy to the contrary.
17.	Costs and Attorneys' Fees. If any action, suit, arbitration proceeding, or any other proceeding is instituted arising out of this Fee Agreement; the prevailing party shall recover all of such party's costs, including, without limitation, the court costs and reasonable attorneys' fees incurred therein, including any and all appeals or petitions resulting thereon. The Parties agree that final, binding, non-appealable arbitration is the sole method of dispute resolution under this Agreement.
18.	Pre-Arbitration Informal Dispute Resolution and Arbitration. The Parties shall use good faith efforts to resolve any disputes that arise under this Fee Agreement. In the event of a dispute, the party with a dispute shall provide written notice, by facsimile or email with a read receipt required, of the dispute to the other party. Both Parties shall meet in person or by conference call within fifteen (15) business days of the effective date of a notice of a dispute to attempt in good faith to resolve the issues in dispute. The effective date of the notice of a dispute is the date that the notice was faxed or e-mailed and read by the recipient as evidenced by the sender's read receipt. STRATUS and CIM agree that any dispute concerning this Fee Agreement, including disputes as to the ability to arbitrate, that cannot be resolved by mediation by the rules and regulations of the American Arbitration Association {AAA), shall be resolved through final, binding, nonappealable arbitration, before a single, neutral AAA arbitrator. Venue of all arbitration shall be the offices of the attorney for CIM in Englewood Colorado. The Parties initially shall split the costs of any arbitration proceeding fifty-fifty (50-50) excepting as noted above in reference to CIM's action for Fees, but the arbitrator shall award arbitration costs and attorneys' fees to the prevailing party. Judgment on any arbitration award may be entered in any Court having jurisdiction. Any arbitration award shall be in United States Dollars and may be enforced in any jurisdiction in which the party against whom enforcement is sought maintains assets. The Arbitrator shall have no authority to award punitive, consequential, indirect, special, exemplary, or other damages not measured by the prevailing party's actual compensatory damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. IN NO EVENT SHALL EITHER
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PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. The Parties agree that the arbitrator shall enforce the terms of this Fee Agreement, including the indemnity and reimbursement provisions of this Fee Agreement, and no bar order or any other Court order shall operate to extinguish CIM's or STRATUS’s claims to indemnity and reimbursement. The Parties agree not to seek to avoid their indemnity and reimbursement obligations in any Court and that this Agreement shall be a complete defense to any such efforts. The parties agree to limit their respective testimony at any arbitration hearing to two hours per side. This section provides the sole recourse for the settlement of any disputes arising out of, in connection with, or related to this Agreement.

19.	Severability. If any provision of this Fee Agreement or application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Fee Agreement and the application of such provisions to other persons or circumstances shalt not be affected thereby and such provisions shall be enforced to the extent permitted by law.
20.	Waiver, Construction and Amendment. No waiver, amendment or modification of any provision of this Fee Agreement shall be effective unless signed in writing by both parties. No failure or delay by either party in exercising any rights, power or remedy under this Fee Agreement shall operate as a waiver of such rights, power or remedy. Any terms and/or conditions of this Fee Agreement may be waived at any time, pursuant to this section but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. The parties to this Fee Agreement acknowledge they have each had the right to legal counsel and there shall be no liability strictly for the drafting of this Fee Agreement.

(SIGNATURE PAGE TO FOLLOW)

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Dated this 25th day of August, 2021

STRATUS CAPITAL CORP.

/s/ Pedro C. Gonzalez

____________________________________

CEO

CIM Securities, LLC

/s/ Jim Holt

______________________________________

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SCHEDULE A

Source List

For: STRATUS CAPITAL CORP.

From: CIM Securities, LLC

CONFIDENTIAL

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EXHIBIT A

Form of Warrant